Oppenheimer International Small Company Fund
                      Exhibit 24(b)(16) to Form N-1A
                  Performance Data Computation Schedule

The Fund's average annual total returns and total returns are calculated as described below, on the basis of the Fund's distributions, for the past 10 years which are as follows:

  Distribution          Amount From       Amount From
  Reinvestment          Investment        Long or Short-Term
Reinvestment
  (Ex)Date              Income            Capital Gains           Price


Class A Shares
  No dividends have been declared.


Class B Shares
  No dividends have been declared.


Class C Shares
  No dividends have been declared.


Class Y Shares
  No dividends have been declared.



Oppenheimer International Small Company Fund
Page 2



1.  Cumulative Total Returns for the Periods Ended 02/28/98:

    The formula for calculating cumulative total return is as follows:

             (ERV - P) / P  =  Cumulative Total Return


   Where:  ERV = ending redeemable value of a hypothetical $1,000 payment made at the beginning of the period
           P   = hypothetical initial investment of $1,000



Class A Shares

Examples, assuming a maximum        Examples at NAV:
  sales charge of 5.75%:

  Inception Year                    Inception Year

  $ 1,050.89 - $1,000 /$1,000 = 5.09$1,115.00 - $1,000 /$1,000 = 11.50%



Class B Shares

Examples, assuming a maximum        Examples at NAV:
  contingent deferred sales charge
  of 5.00% for the inception year:

  Inception Year                    Inception Year

  $1,063.00 - $1,000 /$1,000 = 6.30%$1,113.00 - $1,000 /$1,000 = 11.30%



Class C Shares

Examples, assuming a maximum        Examples at NAV:
  contingent deferred sales charge
  of 1.00% for the inception year:

Inception Year                      Inception Year

  $1,103.01 - $1,000 /$1,000 = 10.30$1,113.00 - $1,000 /$1,000 = 11.30%